  Exhibit 5.1

Reed Smith LLP
1901 Avenue of the Stars
Suite 700
Los Angeles, CA 90067-6078
310.734.5200
Fax 310.734.5299
DOCSLA-15615467.1

February 8, 2021

Trio-Tech International
Block 1008 Toa Payoh North, Unit 03-09
Singapore 318996

           Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This firm has assisted Trio-Tech International, a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 300,000 shares of the Common Stock, no par value, of the Company (the "Common Stock"), issuable under the 2017 Directors Equity Incentive Plan of the Company (the “Plan”) pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation SK under the Securities Act.

In rendering the opinion hereinafter expressed, we have examined the proceedings heretofore taken by the Company with respect to the adoption of and an amendment to the Plan and made such other legal and factual examinations and inquiries as we have deemed necessary and appropriate for the purpose of this opinion. We have assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of any participants thereunder. We have further assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and having regard to legal consideration and other information that we deem relevant, it is our opinion that the additional shares of the Common Stock to be issued as restricted stock or pursuant to stock options to be granted under the Plan will, when issued in accordance with the terms thereof (and assuming that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action of the Company) and when duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the participants, be legally issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other that the laws of the State of California and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ REED SMITH LLP
REED SMITH LLP